Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

SECOND QUARTER 2019

SECOND QUARTER TOTAL REVENUES INCREASED BY 5.1%

CALABASAS, Calif., August 6, 2019 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights Compared to Second Quarter 2018

•	Total revenues increased by 5.1% to $209.6 million

•	Net income was $21.3 million, or $0.54 per common share, diluted, compared to $22.2 million, or $0.56 per common share, diluted, in the second quarter of 2018

•	Adjusted EBITDA was $32.0 million compared to $33.7 million in the second quarter of 2018

•	Revenue from financing fees increased by 14.0% to $17.7 million

•	Private Client Market segment brokerage revenue increased by 8.8%

•	Middle Market and Larger Transaction Market segments combined brokerage revenue decreased by 6.6%, compared to growth of 31.9% in the second quarter of 2018

Six Months 2019 Highlights Compared to Six Months 2018

•	Total revenues were $370.3 million compared to $373.9 million in the first half of 2018

•	Net income was $36.9 million, or $0.93 per common share, diluted, compared to $40.2 million, or $1.02 per common share, diluted, in the first half of 2018

•	Adjusted EBITDA was $55.2 million compared to $61.2 million in the first half of 2018

•	Revenue from financing fees increased by 24.5% to $31.5 million

•	Private Client Market segment brokerage revenue was flat compared to growth of 5.6% in the first half of 2018

•	Middle Market and Larger Transaction Market segments combined brokerage revenue decreased by 9.2%, compared to growth of 37.4% in the first half of 2018

•	Total salesforce grew by 124 professionals or 6.7% over the past 12 months

Hessam Nadji, President and CEO stated, “Progress in replenishing our inventory and transaction pipelines after record closing volumes last year continued in the second quarter. We achieved revenue growth of just over 5% and nearly 9% in our Private Client Market segment as result of elevated marketing campaigns, steady hiring and acquisitions. These efforts helped offset a 7% decline in sales transactions as reported by Real Capital Analytics. Various initiatives to expand our financing business resulted in nearly 25% revenue growth in the first half.”

Mr. Nadji continued, “The Fed course reversal this year and heightened macroeconomic concerns moved many investors into a ‘wait-and-see’ mode in anticipation of declining interest rates. We believe the Fed’s renewed dovish stance to support the economic expansion, coupled with strong property fundamentals bode well for the real estate investment market outlook. The MMI team remains focused on leveraging our time-tested platform and transaction expertise to help investors make informed decisions and leverage ample market opportunities. We continue to make strategic investments in technology and brokerage support, as well as synergistic acquisitions to strengthen the Company and create long-term shareholder value.”

Second Quarter 2019 Results Compared to Second Quarter 2018

Total revenues for the second quarter of 2019 were $209.6 million compared to $199.4 million for the same period in the prior year, increasing by $10.2 million, or 5.1%. The increase in total revenues was primarily driven by the increase in real estate brokerage commissions, which increased by 3.9% to $188.7 million. This increase in brokerage commissions was primarily due to an increase in overall sales volume generated by the increase in the number of investment sales transactions. Financing fees and other revenues also increased by 14.0% and 44.2%, respectively.

Total operating expenses for the second quarter of 2019 increased by 7.1% to $182.6 million, compared to $170.5 million for the same period in the prior year. The increase was primarily driven by a 6.7% increase in cost of services and a 7.7% increase in selling, general and administrative expense. Cost of services as a percent of total revenues increased by 90 basis points to 61.0% compared to the same period in the prior year, primarily driven by transaction size, mix and brokerage compensation.

Selling, general and administrative expenses for the second quarter of 2019 increased by 7.7% to $52.8 million, compared to the same period in the prior year. The increase was primarily due to increased costs associated with (i) compensation related costs, including salaries and related benefits; (ii) sales operations support and promotional marketing expenses; (iii) net other expense categories, primarily driven by the increase in certain licensing fees; and (iv) facilities expenses due to expansion of existing offices. These increases were partially offset by decreases in legal costs and stock-based compensation.

Net income for the second quarter of 2019 was $21.3 million, or $0.54 per common share (basic and diluted), compared to net income of $22.2 million, or $0.57 per common share basic and $0.56 per common share diluted for the same period in the prior year. Adjusted EBITDA for the second quarter of 2019 decreased by 5.1% to $32.0 million, compared to adjusted EBITDA of $33.7 million for the same period in the prior year.

Six Months 2019 Results Compared to Six Months 2018

Total revenues for the six months ended June 30, 2019, were $370.3 million, compared to $373.9 million for the same period in the prior year, a decrease of $3.6 million, or 1.0%. Total operating expenses for the six months ended June 30, 2019, increased by 1.1% to $325.1 million compared to $321.5 million for the same period in the prior year. Cost of services as a percent of total revenues increased to 59.3%, up 10 basis points compared to the first six months of 2018. The Company reported net income for the six months ended June 30, 2019 of $36.9 million, or $0.94 per common share basic and $0.93 per common share diluted, compared with net income of $40.2 million, or $1.03 per common share basic and $1.02 per common share diluted for the same period in the prior year. Adjusted EBITDA for the six months ended June 30, 2019, decreased by 9.8% to $55.2 million, from $61.2 million for the same period in the prior year. As of June 30, 2019, the Company had 1,965 investment sales and financing professionals, a net gain of 124 over the prior year.

Business Outlook

We believe that the Company is positioned to continue long-term growth by leveraging a number of factors. These include our leading national brand and market position within the Private Client Market segment, growth opportunities in the Middle Market and Larger Transaction Market segments, significant growth potential in our financing division, Marcus & Millichap Capital Corporation, and supplementing our organic growth with additional strategic acquisitions. The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities. This market segment consistently accounts for over 80% of commercial property sales transactions and approximately 60% of the commission pool and is highly fragmented. Top brokerage firms led by MMI have an estimated 24% share of this segment by transaction count. The Company’s growth plan also includes further expansion of investment brokerage services in office, industrial and various specialty property types such as hospitality, self-storage and seniors housing.

Key factors that may influence the Company’s business during the remainder of 2019 include:

•	Volatility in market sales and investor sentiment driven by:

•	Slowdown in market sales in the short- to mid-term in view of a maturing cycle, interest rate fluctuations, increasing bid-ask spread gap between buyers and sellers and economic trends

•	Possible boost to investor sentiment and sales activity based on economic initiatives which may increase real estate investor demand

•	Experienced agents’ larger share of revenue production in a more challenging market environment, resulting in a higher average commission payout

•	Volatility in the Company’s Middle and Larger Transaction Market segments

•	Global geopolitical uncertainty which may cause investors to refrain from transacting

•	The potential for feasible acquisition activity and subsequent integration

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Tuesday, August 6, 2019, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Tuesday, August 20, 2019, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode13691951.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of June 30, 2019, the Company had over 1,900 investment sales and financing professionals in 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 4,485 transactions for the six months ended June 30, 2019, with a sales volume of approximately $22.8 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2019 and beyond and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified managers, senior executives and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, including the Tax Cuts and Jobs Act, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Real estate brokerage commissions	$188,680	$181,640	$333,617	$344,165
Financing fees	17,742	15,563	31,474	25,287
Other revenues	3,171	2,199	5,209	4,491

Total revenues	209,593	199,402	370,300	373,943

Operating expenses:
Cost of services	127,847	119,869	219,535	221,518
Selling, general and administrative expense	52,836	49,080	101,754	97,133
Depreciation and amortization expense	1,932	1,503	3,764	2,878

Total operating expenses	182,615	170,452	325,053	321,529

Operating income	26,978	28,950	45,247	52,414
Other income (expense), net	3,119	1,724	6,494	2,933
Interest expense	(340)	(352)	(689)	(712)

Income before provision for income taxes	29,757	30,322	51,052	54,635
Provision for income taxes	8,478	8,155	14,135	14,457

Net income	21,279	22,167	36,917	40,178

Other comprehensive income (loss):
Marketable securities, available-for-sale:
Change in unrealized gains (losses)	856	(172)	1,714	(664)
Less: reclassification adjustment for net (gains) losses included in other income (expense), net	(9)	8	(18)	8

Net change, net of tax of $283, $(57), $571 and $(221) for the three and six months ended June 30, 2019 and 2018, respectively	847	(164)	1,696	(656)
Foreign currency translation (loss) gain, net of tax of $0 for each of the three and six months ended June 30, 2019 and 2018	(216)	34	(314)	73

Total other comprehensive income (loss)	631	(130)	1,382	(583)

Comprehensive income	$21,910	$22,037	$38,299	$39,595

Earnings per share:
Basic	$0.54	$0.57	$0.94	$1.03
Diluted	$0.54	$0.56	$0.93	$1.02
Weighted average common shares outstanding:
Basic	39,395	39,154	39,353	39,124
Diluted	39,527	39,385	39,524	39,298

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $13.0 billion for the three months ended June 30, 2019, encompassing 2,535 transactions consisting of $9.2 billion for real estate brokerage (1,834 transactions), $1.9 billion for financing (484 transactions) and $1.9 billion in other transactions, including consulting and advisory services (217 transactions). Total sales volume was $22.8 billion for the six months ended June 30, 2019, encompassing 4,485 transactions consisting of $16.3 billion for real estate brokerage (3,239 transactions), $3.3 billion for financing (872 transactions) and $3.2 billion in other transactions, including consulting and advisory services (374 transactions). As of June 30, 2019, the Company had 1,862 investment sales professionals and 103 financing professionals. Key metrics for real estate brokerage and financing are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Real Estate Brokerage	2019	2018	2019	2018
Average Number of Investment Sales Professionals	1,834	1,694	1,826	1,682
Average Number of Transactions per Investment Sales Professional	1.00	1.03	1.77	1.98
Average Commission per Transaction	$102,879	$103,676	$103,000	$103,136
Average Commission Rate	2.04%	2.03%	2.04%	2.04%
Average Transaction Size (in thousands)	$5,034	$5,107	$5,044	$5,054
Total Number of Transactions	1,834	1,752	3,239	3,337
Total Sales Volume (in millions)	$9,233	$8,948	$16,336	$16,864
	Three Months Ended June 30,		Six Months Ended June 30,
Financing (1)	2019	2018	2019	2018
Average Number of Financing Professionals	104	96	106	94
Average Number of Transactions per Financing Professional	4.65	4.51	8.23	8.05
Average Fee per Transaction	$35,406	$35,125	$34,576	$32,519
Average Fee Rate	0.92%	0.93%	0.91%	0.93%
Average Transaction Size (in thousands)	$3,851	$3,774	$3,812	$3,490
Total Number of Transactions	484	433	872	757
Total Financing Volume (in millions)	$1,864	$1,634	$3,324	$2,642

(1)	Operating metrics calculated excluding certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended June 30,
	2019			2018			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	258	$170	$7,137	251	$161	$6,727	7	$9	$410
Private Client Market ($1 - $10 million)	1,392	4,582	128,526	1,299	4,096	118,152	93	486	10,374
Middle Market (≥$10 - $20 million)	111	1,523	26,944	118	1,602	27,555	(7)	(79)	(611)
Larger Transaction Market (≥$20 million)	73	2,958	26,073	84	3,089	29,206	(11)	(131)	(3,133)

	1,834	$9,233	$188,680	1,752	$8,948	$181,640	82	$285	$7,040

	Six Months Ended June 30,
	2019			2018			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	459	$301	$12,425	496	$323	$13,595	(37)	$(22)	$(1,170)
Private Client Market ($1 - $10 million)	2,452	7,902	224,584	2,467	7,656	224,164	(15)	246	420
Middle Market (≥$10 - $20 million)	203	2,768	50,524	231	3,208	54,826	(28)	(440)	(4,302)
Larger Transaction Market (≥$20 million)	125	5,365	46,084	143	5,677	51,580	(18)	(312)	(5,496)

	3,239	$16,336	$333,617	3,337	$16,864	$344,165	(98)	$(528)	$(10,548)

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares and par value)

	June 30, 2019 (Unaudited)	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$206,758	$214,683
Commissions receivable	5,768	4,948
Prepaid expenses	9,593	7,904
Income tax receivable	4,762	—
Marketable securities, available-for-sale	118,909	137,436
Other assets, net	6,233	6,368

Total current assets	352,023	371,339
Prepaid rent	—	13,892
Property and equipment, net	20,854	19,550
Operating lease right-of-use assets, net	93,090	—
Marketable securities, available-for-sale	80,329	83,209
Assets held in rabbi trust	9,119	8,268
Deferred tax assets, net	18,525	22,959
Goodwill and other intangible assets, net	14,889	15,385
Other assets	50,845	31,778

Total assets	$639,674	$566,380

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$11,115	$11,035
Notes payable to former stockholders	6,564	1,087
Deferred compensation and commissions	31,638	47,910
Income tax payable	—	4,486
Operating lease liabilities	17,400	—
Accrued bonuses and other employee related expenses	14,050	28,338

Total current liabilities	80,767	92,856
Deferred compensation and commissions	38,964	49,887
Notes payable to former stockholders	—	6,564
Operating lease liabilities	67,429	—
Deferred rent and other liabilities	2,001	7,499

Total liabilities	189,161	156,806

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at June 30, 2019, and December 31, 2018, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 39,090,861 and 38,814,464 at June 30, 2019 and December 31, 2018, respectively	4	4
Additional paid-in capital	100,098	97,458
Stock notes receivable from employees	(4)	(4)
Retained earnings	348,258	311,341
Accumulated other comprehensive income	2,157	775

Total stockholders’ equity	450,513	409,574

Total liabilities and stockholders’ equity	$639,674	$566,380

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$21,279	$22,167	$36,917	$40,178
Adjustments:
Interest income and other (1)	(2,562)	(1,574)	(5,103)	(2,802)
Interest expense	340	352	689	712
Provision for income taxes	8,478	8,155	14,135	14,457
Depreciation and amortization	1,932	1,503	3,764	2,878
Stock-based compensation	2,585	3,159	4,926	5,772
Non-cash MSRs activity (2)	(36)	(41)	(153)	(41)

Adjusted EBITDA (3)	$32,016	$33,721	$55,175	$61,154

(1)	Other for the three and six months ended June 30, 2019 and 2018 includes net realized gains (losses) on marketable securities, available-for-sale.
(2)	Non-cash MSRs activity includes the assumption of servicing obligations.
(3)

The decrease in Adjusted EBITDA for the three months ended June 30, 2019 compared to the same period in 2018 is primarily due to higher proportion of operating expenses compared to revenues. The decrease in Adjusted EBITDA for the six months ended June 30, 2019 compared to the same period in 2018 is primarily due to lower total revenues and a higher proportion of operating expenses compared to revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above

•	Acquisitions: acquisitions of teams and/or acquisitions as business combinations under accounting standards